Exhibit 11


            COMPUTATION OF EARNINGS PER COMMON SHARE
                 FOR THE YEARS ENDED DECEMBER 31
        (In millions, except share and per share amounts)


                                                 1994          1993          1992
                                                 ----          ----          ----
1.    Income applicable to common
      stock before extraordinary loss            $441.0          $2.7         $20.3
      and accounting changes*

2.    Net income (loss) aplicable
      to common stock*                           $373.1          $2.7     ($1,141.3)

3.    Average number of common
      shares outstanding at the
      beginning of the year and the end
      of each month during the year         177,881,428   175,346,282   170,948,178

4.    Primary earnings per common
      share before extraordinary loss
      and accounting changes (1 divided
      by 3)                                      $ 2.48          $.02          $.12

5.    Primary earnings (loss) per
      common share (shares for accounting
      changes and extraordinary
      items = 177,247,646 in 1994
      and 170,164,638 in 1992)                   $ 2.10          $.02        ($6.70)

6.    Interest on 6-1/4%
      convertible subordinated
      debentures and amortization of
      related debt discount and
      expenses, net of taxes                         -             -           $6.3

7.    Fully diluted earnings
      before extraordinary loss and
      accounting changes (1 + 6)                $441.0           $2.7         $26.6

8.    Fully diluted earnings
      (loss) (2 + 6)                            $373.1           $2.7     ($1,135.0)

9.    Shares issuable upon full
      conversion of convertible
      subordinated debentures                       -              -      4,806,452

10.   Shares issuable under stock
      incentive plans (treasury stock
      method)                                   22,930          17,350       82,882

11.   Shares issuable upon
      exercise of dilutive outstanding
      stock options (treasury stock
      method)                                1,232,914         405,062      726,532

12.   Fully diluted shares (3 + 9
      + 10 + 11)                           179,137,272     175,768,694  176,564,044             4

13.   Fully diluted earnings per
      common share before extraordinary
      loss and accounting changes (7
      divided by 12)                             $2.46            $.02         $.15

14.   Fully diluted earnings
      (loss) per common share (shares
      for extraordinary items and
      accounting change calculations =
      177,908,286 in 1994 and
      176,184,486 in 1992)                       $2.08            $.02       ($6.44)

* After preferred dividend requirement
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